EXHIBIT 5

June 27, 2022

Recruiter.com Group, Inc.

500 Seventh Avenue

New York, New York 10018

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Recruiter.com Group, Inc., a Nevada corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 1,308,000 common shares of the Company, $0.0001 par value per share (the “Shares”) to be issued pursuant to the Recruiter.com Group, Inc. 2017 Equity Incentive Plan (the “Plan”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares shall have been issued and paid for in accordance with the provisions of the Plan, those Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP

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